CONSENT OF INDEPENDENT AUDITORS


Old Westbury Funds, Inc.:

We consent to the incorporation by reference in the Statement of Additional Information in this Post-Effective Amendment No. 3 to Registration Statement No. 33-66528 of our report dated December 11, 1995, appearing in the annual report to shareholders for the year ended October 31, 1995, and to the reference to us under the caption "Financial Highlights" in the Prospectus and "Counsel and Independent Auditors" in the Statement of Additional Information, both of which are a part of such Registration Statement.


/s/DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
New York, New York
February, 28, 1996